Exhibit 10.1

STOCK APPRECIATION RIGHTS AWARD

Granted by

Aware, Inc. (the “Company”)

Under the 2001 Nonqualified Stock Plan

This Stock Appreciation Rights (“SARs”) Award is and shall be subject in every respect to the provisions of the Company’s 2001 Nonqualified Stock Plan (the “Plan”), as amended from time to time, which is incorporated herein by reference and made a part hereof.  The holder of this Award (the “Holder”) hereby accepts this Award subject to all the terms and provisions of the Plan and agrees that (a) in the event of any conflict between the terms hereof and those of the Plan, the latter shall prevail, and (b) all decisions under and interpretations of the Plan by the Board or the Committee shall be final, binding and conclusive upon the Holder and his or her heirs and legal representatives.  Capitalized terms used herein but not defined shall have the meanings set forth in the Plan.

This Award shall entitle the Holder to receive a payment upon the “Payment Date” (as defined below) equal to the product of (a) the excess (if any) of the SAR Valuation as of the Payment Date, over the Base SAR Valuation as set forth below, multiplied by (b) the number of SARs granted herein that have vested as of the Payment Date pursuant to the Vesting Schedule set forth below.  Such benefit shall be payable in the form of shares of the Company’s common stock, $0.01 par value per share (“Common Stock”), valued for these purposes at the Fair Market Value of a share of Common Stock on the Payment Date.  SAR Valuation shall mean the Fair Market Value of a share of Common Stock on the applicable date, and “Payment Date” shall mean the earlier to occur of the Termination Date (as defined below) or the Expiration Date (set forth below).  Any SARs granted herein that have not vested as of the Payment Date shall terminate as of the Payment Date, and no payment shall be made with respect to such SARs.

1.	Name of Holder:

2.	Date of Grant:

3.	Expiration Date:

4.	Number of SARs granted:

5.	Base SAR Valuation:

6.	Termination Date:

For an employee of the Company, Termination Date shall mean the later of (a) the date upon which the Holder ceases to be employed by the Company and (b) the date the Holder ceases to provide paid services for the Company.

For a director of the Company who is not an employee of the Company, Termination Date shall mean the date upon which the director ceases to serve on the Board of Directors of the Company.

7.	Vesting Schedule:

8.
Tax Withholding.  Any payment made pursuant to this Award shall be subject to withholding for federal, state and local income and employment tax. Unless the Holder has made alternative arrangements satisfactory to the Company with respect to such  withholding amounts, the Company shall withhold from any payment of shares to be made pursuant to this Award a number of shares with an aggregate Fair Market Value equal to the minimum withholding amounts applicable to such payment

IN WITNESS WHEREOF, the parties have executed this Award, or caused this Award to be executed, as of the Date of Grant.

Aware, Inc.

By:

The undersigned Holder hereby acknowledges receipt of a copy of the Plan and this Award, and agrees to the terms of this Award and the Plan.

Holder

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